Exhibit 99.1

IDT Corporation Reports First Quarter Fiscal Year 2023 Results

Highest Level of Quarterly Income from Operations since 2015

Highest Level of Quarterly Adjusted EBITDA in Company History

NRS, BOSS Money and net2phone Businesses Drive Robust, YoY Increase in EPS

NEWARK, NJ — December 5, 2022: IDT Corporation (NYSE: IDT), a global provider of fintech, cloud communications, and traditional communications services, today reported results for the first quarter of its fiscal year 2023, the three months ended October 31, 2022.

FIRST QUARTER FISCAL YEAR 2023 HIGHLIGHTS

(Throughout this release, unless otherwise noted, results for the first quarter of fiscal year 2023 (1Q23) are compared to the first quarter of fiscal year 2022 (1Q22). All earnings per share (EPS) and other ‘per share’ results are per diluted share unless otherwise noted.

Effective August 1, 2022, IDT revised its reportable business segments. Results of a new NRS segment were previously included in the Fintech segment and certain lines of business were reclassified to the Fintech segment from the Traditional Communications segment. Comparative segment information has been reclassified and restated in all periods presented.)

●	National Retail Solutions (NRS) recurring revenue* increased 107% to $17.8 million. Active POS terminals increased by approximately 1,400 during 1Q23 to approximately 20,800 at the end of the quarter;

●	BOSS Money remittance revenue increased 45% to $17.6 million. Transaction volume increased by 35% to 2.87 million;

●	net2phone increased subscription revenue* 33% to $15.5 million and achieved positive Adjusted EBITDA. Seats served increased by 18,000 sequentially to end 1Q23 with approximately 309,000;

●	Consolidated revenue decreased 13% to $322 million, mostly as a result of a 20% decrease in the Traditional Communications segment’s revenue;

●	Consolidated income from operations increased 47% to $20.2 million;

●	Net income attributable to IDT increased to $11.0 million from a net loss of $2.5 million. The loss in the year-ago quarter included an unrealized $12.5 million loss on the mark-to-market value of the Company’s investment in Rafael Holdings, Inc.’s Class B common stock;

●	Consolidated Adjusted EBITDA increased 33% to $24.3 million; and

●	EPS increased to $0.43 from a loss per share of $0.10. Non-GAAP EPS increased to $0.43 from a loss per share of $0.08;

●	During 1Q23, IDT repurchased 203,436 shares of its Class B common stock in the open market for approximately $5 million.

Adjusted EBITDA, Non-GAAP net income (loss), and Non-GAAP EPS are Non-GAAP measures intended to provide useful information that supplements IDT’s or the relevant segment’s results in accordance with GAAP. Please refer to the Reconciliation of Non-GAAP Financial Measures later in this release for an explanation of these terms and their respective reconciliations to the most directly comparable GAAP measure. Please see the final page of this release for the explanation of asterisked key performance metrics.

REMARKS BY SHMUEL JONAS, CEO

“In the first quarter, we achieved our second consecutive quarter of record Adjusted EBITDA. Our rapidly expanding NRS, BOSS Money and net2phone businesses contributed twenty-five percent of our consolidated Adjusted EBITDA in the period, and their continued expansion positions us for significantly enhanced profitability in the coming years.

“We are focused on improving the bottom-line performance of all our businesses. And this quarter both net2phone and the Fintech segment, which now primarily tracks the performance of our BOSS Money remittance business, turned the corner and generated positive Adjusted EBITDA. NRS also had another very good quarter, more than tripling its Adjusted EBITDA contribution compared to the year-ago quarter.”

CONSOLIDATED RESULTS

Results (in millions, except EPS)	1Q23	4Q22	1Q22	1Q23 - 1Q22 change (%/$)
Revenue	$322	$329	$370		(13.0)%
Direct cost of revenue	$232	$238	$292		(20.6)%
SG&A expense	$66	$67	$60		+9.6%
Depreciation and amortization	$4.8	$4.8	$4.4		+7.7%
Income from operations	$20.2	$19.2	$13.8		+46.8%
Net income (loss) attributable to IDT	$11.0	$17.2	$(2.5)	$	+13.5
Adjusted EBITDA	$24.3	$24.1	$18.4		+32.5%
EPS	$0.43	$0.66	$(0.10)	$	+0.53
Non-GAAP net income (loss)	$10.9	$17.5	$(2.2)	$	+13.1
Non-GAAP EPS	$0.43	$0.67	$(0.08)	$	+0.51

RESULTS BY SEGMENT

A table later in this release provides additional quarterly results by segment including those impacted by the reclassification referred to earlier in this release: NRS, Fintech, and Traditional Communications. Results for the net2phone segment were not impacted by the reclassification.

(in millions)	NRS		net2phone		Fintech		Traditional Communications
	1Q23	1Q22	1Q23	1Q22	1Q23	1Q22	1Q23	1Q22
Revenue	$19.3	$10.1	$17.0	$12.9	$19.9	$14.2	$265.7	$332.9
Direct cost of revenue	$2.0	$1.4	$2.8	$2.5	$8.3	$6.0	$218.5	$281.8
SG&A expense	$11.6	$7.1	$13.8	$13.3	$11.1	$9.3	$27.4	$28.3
Income (loss) from operations	$5.2	$1.3	$(1.1)	$(4.2)	$1.5	$(1.6)	$17.3	$20.3
Adjusted EBITDA	$5.7	$1.5	$0.3	$(2.9)	$0.5	$(1.0)	$19.7	$22.8

NRS

National Retail Solutions (NRS) is an operator of a nationwide point-of-sale (POS) network providing independent retailers with store management software, and with credit, debit, and other electronic payment processing as well as ancillary merchant services. NRS’ POS platform provides marketers with digital out-of-home (DOOH) advertising and transaction data.

In 1Q23 and 1Q22, NRS contributed 6.0% and 2.7% of IDT’s consolidated revenue, respectively.

NRS Results ($ in thousands - except per terminal figures. Terminals and accounts at end of period)
	1Q23	4Q22	1Q22	1Q23-1Q22 change %
Terminals and payment processing accounts
POS terminals	20,800	19,400	15,200	+37%
Payment processing accounts	11,300	10,300	6,800	+66%

Recurring revenue
Advertising & Data	$9,695	$10,316	$4,306	+125%
Merchant Services and other	$6,370	$5,766	$3,112	+105%
SaaS fees	$1,760	$1,591	$1,187	+48%
Total recurring revenue	$17,825	$17,673	$8,605	+107%
POS terminal sales	$1,488	$1,551	$1,467	+1%
Total revenue	$19,313	$19,224	$10,072	+92%

Monthly average recurring revenue per terminal*	$296	$316	$196	+51%

NRS Take-Aways:

●	The year-over-year increases in NRS’ revenue and income from operations reflect increases in high-margin recurring revenue categories led by Advertising & Data, as well as the significant expansion of the NRS POS network.

●	In November 2022, NRS announced a partnership with Uber Technologies, Inc., enabling NRS retailers to offer same-day delivery to their customers by utilizing Uber Direct. Deliveries will be provided at no cost to the NRS retailer when the purchases are made through the BR Club app.

Fintech

The Fintech segment comprises BOSS Money, a provider of international money remittances as well as other, significantly smaller financial services businesses.

In 1Q23 and 1Q22, the Fintech segment contributed 6.2% and 3.8% of IDT’s consolidated revenue, respectively.

Fintech Revenue ($ in thousands)
	1Q23	4Q22	3Q22	2Q22	1Q22
BOSS Money	$17,554	$16,354	$15,084	$12,029	$12,094
Other	$2,333	$2,195	$2,131	$2,571	$2,136
Total Revenue	$19,887	$18,549	$17,215	$14,599	$14,230

Fintech Take-Aways:

●	BOSS Money transaction volumes increased 35% in 1Q23 to 2.87 million from 2.13 million in 1Q22.

●	BOSS Money revenue increased 45% in 1Q23 to $17.6 million from $12.1 million in 1Q22 as a result of the increase in transaction volumes and average revenue per transaction.

●	BOSS Money average revenue per transaction* increased 7.5% in 1Q23 to $6.11 from $5.69 in 1Q22. The increase was driven by the development and introduction of new platform functionalities enabling more flexible and granular pricing strategies.

●	Fintech income from operations increased to $1.5 million in 1Q23 from a loss from operations of $1.6 million in 1Q22. The increase reflects in part the impacts of both temporary, favorable FX market conditions in certain US/Africa corridors and a gain of $1.6 million from the write-off of a portion of a prior period acquisition-related contingent consideration payment obligation during 1Q23.

●	Adjusted EBITDA increased to $0.5 million from an Adjusted EBITDA loss of $1.0 million in 1Q22.

●	In September, BOSS Money initiated a collaboration with United Bank for Africa (UBA) to enable customers to send U.S. dollars for direct deposit at any of the approximately 20 million UBA accounts in Nigeria.

net2phone

In 1Q23 and 1Q22, the net2phone segment accounted for 5.3% and 3.5% of IDT’s consolidated revenue, respectively.

net2phone Take-aways:

●	Total seats on October 31, 2022 increased by 6% to 309,000 from 291,000 on July 31, 2022. Seats increased 26% from 244,000 a year earlier. The year-over-year increase included the addition of approximately 8,000 CCaaS seats.

●	Subscription revenue increased 33% in 1Q23 to $15.5 million from $11.7 million in 1Q22, led by particularly strong growth in the U.S. market. Subscription revenue per seat continued to increase in both South and North America – the former despite the strengthening of the U.S. dollar relative to most South American currencies – as net2phone focused on higher-value customers and channel partners.

●	Loss from operations in 1Q23 decreased to $1.1 million from a loss of $4.2 million in 1Q22, and Adjusted EBITDA was $296 thousand compared to negative Adjusted EBITDA of $2.9 million. The improvements reflect better unit economics as the business scales and revenue increases, a tight focus on cost control, and more focused investment in customer acquisition on markets with the highest returns on investment.

●	In August 2022, net2phone was named a UCaaS growth and innovation leader in Latin America and the Caribbean by Frost & Sullivan, which placed net2phone in the top quadrant of the Frost RadarTM: Unified Communications as a Service Market in Latin America and the Caribbean, 2022.

Traditional Communications

In 1Q23 and 1Q22, the Traditional Communications segment accounted for 82.5% and 90.0% of IDT’s consolidated revenue, respectively.

Traditional Communications Take-Aways:

●	Mobile Top-Up (MTU) revenue decreased 15% in 1Q23 to $109.0 million from $128.5 million in 1Q22. The decrease reflected the industry-wide deterioration in a key corridor that was particularly impactful in the wholesale and retail channels. Excluding this corridor, MTU revenue would have increased 4.7% year-over-year.

●	BOSS Revolution Calling revenue decreased 19% in 1Q23 to $86.3 million from $106.0 million in 1Q22. The decrease reflects the long-standing industry-wide decline in the paid minute calling markets that paused during the initial stages of the COVID pandemic but have since accelerated.

●	IDT Global’s carrier services revenue decreased 31% in 1Q23 to $61.6 million from $89.2 million in 1Q22.

REPORTABLE BUSINESS SEGMENTS – QUARTERLY RESULTS

The table below provides additional quarterly results for IDT’s segments including those impacted by the reclassification of certain lines of business within NRS, Fintech, and Traditional Communications.

($ in thousands)	Business Segments - Quarterly Results
	1Q21	2Q21	3Q21	4Q21	1Q22	2Q22	3Q22	4Q22	1Q23

NRS
Revenue	$4,930	$5,217	$6,384	$8,217	$10,072	$10,620	$11,383	$19,224	$19,313
Direct Cost of Revenue	$1,139	$971	$1,325	$1,410	$1,419	$1,293	$1,730	$2,687	$1,972
SG&A	$3,995	$4,743	$4,586	$6,312	$7,146	$7,086	$8,368	$9,457	$11,632
(Loss) income from Operations	$(317)	$(635)	$305	$394	$1,347	$2,058	$1,078	$6,725	$5,231
Adjusted EBITDA	$(204)	$(497)	$474	$495	$1,507	$2,241	$1,285	$7,080	$5,709

Fintech
Revenue	$16,907	$15,239	$12,886	$12,587	$14,230	$14,599	$17,215	$18,549	$19,887
Direct Cost of Revenue	$5,154	$5,610	$4,839	$6,185	$5,952	$6,138	$6,591	$7,397	$8,281
SG&A	$8,183	$8,989	$9,152	$9,573	$9,326	$10,177	$11,170	$12,458	$11,071
Income (loss) from Operations	$3,227	$279	$(1,436)	$(4,017)	$(1,595)	$(2,271)	$(1,112)	$(1,909)	$1,511
Adjusted EBITDA	$3,571	$640	$(1,104)	$(3,171)	$(1,048)	$(1,715)	$(546)	$(1,306)	$534

net2phone
Revenue	$9,702	$10,866	$11,445	$12,490	$12,913	$13,535	$15,555	$16,182	$16,950
Direct Cost of Revenue	$2,076	$2,020	$2,177	$2,401	$2,468	$2,389	$2,649	$2,547	$2,841
SG&A	$10,419	$11,207	$11,831	$12,680	$13,309	$13,046	$13,819	$14,010	$13,813
(Loss) from Operations	$(3,880)	$(3,658)	$(3,965)	$(3,958)	$(4,193)	$(2,866)	$(2,257)	$(1,817)	$(1,056)
Adjusted EBITDA	$(2,793)	$(2,360)	$(2,563)	$(2,591)	$(2,865)	$(1,899)	$(913)	$(374)	$296

Traditional Comms
Revenue	$311,886	$308,443	$343,116	$356,675	$332,868	$298,304	$284,200	$274,608	$265,666
Direct Cost of Revenue	$264,806	$260,544	$292,455	$300,937	$281,787	$247,505	$236,595	$225,283	$218,542
SG&A	$27,399	$27,390	$27,879	$26,603	$28,298	$28,500	$27,633	$28,866	$27,429
Income from Operations	$16,083	$19,232	$20,083	$26,629	$20,328	$19,897	$17,579	$18,022	$17,263
Adjusted EBITDA	$19,681	$20,509	$22,781	$29,136	$22,783	$22,299	$19,973	$20,458	$19,695

Corporate
G&A	$2,147	$1,969	$1,702	$1,725	$2,027	$2,262	$1,783	$1,741	$1,919
(Loss) from Operations	$(1,864)	$(2,294)	$(1,115)	$(2,121)	$(2,110)	$(3,004)	$(1,960)	$(1,852)	$(2,724)
Adjusted EBITDA	$(2,147)	$(1,969)	$(1,702)	$(1,725)	$(2,027)	$(2,262)	$(1,783)	$(1,741)	$(1,919)

NOTES ON FINANCIAL STATEMENTS

Consolidated results for all periods presented include corporate overhead. Corporate G&A expense in 1Q23 decreased to $1.9 million from $2.0 million in 1Q22.

As of October 31, 2022, IDT held $137.1 million in cash, cash equivalents, debt securities, and current equity investments. Current assets totaled $361.1 million and current liabilities totaled $292.8 million. IDT had no outstanding debt at quarter end.

Net cash provided by operating activities during 1Q23 was $18.2 million compared to net cash used in operating activities of $5.9 million during 1Q22. Exclusive of changes in customer deposit balances at our Gibraltar-based bank, net cash provided by operating activities during 1Q23 was $15.3 million compared to $7.2 million during 1Q22.

Capital expenditures increased to $5.2 million in 1Q23 from $4.4 million in 1Q22.

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

This release is available for download in the “Investors & Media” section of the IDT Corporation website (https://www.idt.net/investors-and-media) and has been filed on a current report (Form 8-K) with the SEC.

IDT will host an earnings conference call beginning at 6:00 PM Eastern with management’s discussion of results, outlook, and strategy followed by Q&A with investors. To listen to the call and participate in the Q&A, dial 1-888-506-0062 (toll-free from the US) or 1-973-528-0011 (international) and request the IDT Corporation call (participant access code: 820449).

A replay of the conference call will be available approximately three hours after the call concludes through December 19, 2022. To access the call replay, dial 1-877-481-4010 (toll-free from the US) or 1-919-882-2331 (international) and provide this replay number: 47065. The replay will also be accessible via streaming audio at the IDT investor relations website.

ABOUT IDT:

IDT Corporation (NYSE: IDT) is a global provider of fintech, cloud communications, and traditional communications services. We make it easy for families to contact and support each other across international borders. We also enable businesses to transact and communicate with their customers with enhanced intelligence and insight.

Our BOSS Money international remittance, IDT Digital Payments and BOSS Revolution international calling services make sending money, paying for products and services, and speaking with friends and family around the world convenient and reliable. National Retail Solutions’ (NRS) point-of-sale retail network enables independent retailers to operate and process transactions more effectively while providing advertisers and consumer marketers with unprecedented reach into underserved consumer markets. net2phone’s communications-as-a-service solutions provide businesses with intelligently integrated cloud communications and collaboration tools across channels and devices. Our IDT Global and IDT Express wholesale offerings enable communications service enterprises to provision and manage international voice and SMS services.

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks and should be consulted along with this release. To the extent permitted under applicable law, IDT assumes no obligation to update any forward-looking statements.

CONTACT:

IDT Corporation Investor Relations

Bill Ulrey

william.ulrey@idt.net

973-438-3838

IDT CORPORATION

CONSOLIDATED BALANCE SHEETS

	October 31, 2022	July 31, 2022
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$107,895	$98,352
Restricted cash and cash equivalents	90,880	91,210
Debt securities	19,811	22,303
Equity investments	9,369	17,091
Trade accounts receivable, net of allowance for doubtful accounts of $6,193 at October 31, 2022 and $5,882 at July 31, 2022	57,875	64,315
Disbursement prefunding	28,356	21,057
Prepaid expenses	15,057	17,526
Other current assets	31,834	30,773
Total current assets	361,077	362,627
Property, plant, and equipment, net	37,425	36,866
Goodwill	26,250	26,380
Other intangibles, net	9,103	9,609
Equity investments	6,916	7,426
Operating lease right-of-use assets	6,737	7,210
Deferred income tax assets, net	33,029	36,701
Other assets	10,156	10,275
Total assets	$490,693	$497,094

Liabilities and equity
Current liabilities:
Trade accounts payable	$31,670	$29,080
Accrued expenses	107,374	117,109
Deferred revenue	35,383	36,531
Customer deposits	83,614	85,764
Other current liabilities	34,715	36,588
Total current liabilities	292,756	305,072
Operating lease liabilities	4,175	4,606
Other liabilities	4,999	6,588
Total liabilities	301,930	316,266
Commitments and contingencies
Redeemable noncontrolling interest	10,324	10,191
Equity:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 shares outstanding at October 31, 2022 and July 31, 2022	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 27,765 and 27,725 shares issued and 23,935 and 24,112 shares outstanding at October 31, 2022 and July 31, 2022, respectively	278	277
Additional paid-in capital	297,191	296,005
Treasury stock, at cost, consisting of 1,698 and 1,698 shares of Class A common stock and 3,830 and 3,613 shares of Class B common stock at October 31, 2022 and July 31, 2022, respectively	(106,906)	(101,565)
Accumulated other comprehensive loss	(11,672)	(11,305)
Accumulated deficit	(4,828)	(15,830)
Total IDT Corporation stockholders’ equity	174,096	167,615
Noncontrolling interests	4,343	3,022
Total equity	178,439	170,637
Total liabilities and equity	$490,693	$497,094

IDT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended October 31,
	2022	2021
	(in thousands, except per share data)

Revenues	$321,816	$370,083
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	231,636	291,625
Selling, general and administrative (i)	65,864	60,113
Depreciation and amortization	4,790	4,446
Severance	100	38
Total costs and expenses	302,390	356,222
Other operating gain (expense), net	800	(88)
Income from operations	20,226	13,773
Interest income, net	509	13
Other expense, net	(3,842)	(16,216)
Income (loss) before income taxes	16,893	(2,430)
(Provision for) benefit from income taxes	(4,338)	85
Net income (loss)	12,555	(2,345)
Net (income) attributable to noncontrolling interests	(1,553)	(133)
Net income (loss) attributable to IDT Corporation	$11,002	$(2,478)
Earnings (loss) per share attributable to IDT Corporation common stockholders:
Basic	$0.43	$(0.10)
Diluted	$0.43	$(0.10)
Weighted-average number of shares used in calculation of earnings (loss) per share:
Basic	25,603	25,566
Diluted	25,616	25,566

(i) Stock-based compensation included in selling, general and administrative expenses	$572	$285

IDT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended October 31,
	2022	2021
	(in thousands)
Operating activities
Net income (loss)	$12,555	$(2,345)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	4,790	4,446
Deferred income taxes	3,672	(413)
Provision for doubtful accounts receivable	430	716
Net unrealized loss from marketable securities	1,846	13,386
Stock-based compensation	572	285
Other	756	1,718
Changes in assets and liabilities:
Trade accounts receivable	5,185	(5,638)
Disbursement prefunding, prepaid expenses, other current assets, and other assets	(7,123)	(7,563)
Trade accounts payable, accrued expenses, other current liabilities, and other liabilities	(6,970)	3,265
Customer deposits at IDT Financial Services Limited (Gibraltar-based bank)	2,865	(13,069)
Deferred revenue	(394)	(641)
Net cash provided by (used in) operating activities	18,184	(5,853)
Investing activities
Capital expenditures	(5,172)	(4,353)
Purchase of convertible preferred stock in equity method investment	—	(1,051)
Purchases of debt securities and equity investments	(2,058)	(6,260)
Proceeds from maturities and sales of debt securities and redemption of equity investments	11,472	3,867
Net cash provided by (used in) investing activities	4,242	(7,797)
Financing activities
Distributions to noncontrolling interests	(99)	(183)
Proceeds from other liabilities	300	2,302
Repayment of other liabilities	(1,916)	(1,242)
Proceeds from sale of redeemable equity in subsidiary	—	10,000
Repurchases of Class B common stock	(5,341)	(26)
Net cash (used in) provided by financing activities	(7,056)	10,851
Effect of exchange rate changes on cash, cash equivalents, and restricted cash and cash equivalents	(6,157)	(2,257)
Net increase (decrease) in cash, cash equivalents, and restricted cash and cash equivalents	9,213	(5,056)
Cash, cash equivalents, and restricted cash and cash equivalents at beginning of period	189,562	226,916
Cash, cash equivalents, and restricted cash and cash equivalents at end of period	$198,775	$221,860

Reconciliation of Non-GAAP Financial Measures for the

First Quarter Fiscal 2023 and 2022

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed Adjusted EBITDA for 1Q23 and each fiscal quarter in fiscal 2022 and fiscal 2021, and non-GAAP net income (loss), and non-GAAP earnings (loss) per diluted share (EPS) for 1Q23, 4Q22, and1Q22, all of which are non-GAAP measures.

Generally, a non-GAAP measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of non-GAAP net income (loss) starts with net income (loss) in accordance with GAAP and adds severance expense, stock-based compensation, and other operating expense, and deducts other operating gains. These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2023 and fiscal 2022 periods.

IDT’s measure of non-GAAP EPS is calculated by dividing non-GAAP net income (loss) by the diluted weighted-average shares.

Management believes that IDT’s Adjusted EBITDA, non-GAAP net income (loss), and non-GAAP EPS are measures which provide useful information to both management and investors by excluding certain expenses and non-routine gains and losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA, non-GAAP net income (loss), and non-GAAP EPS to evaluate operating performance in relation to IDT’s competitors. Disclosure of these financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting.

Management refers to Adjusted EBITDA, as well as the GAAP measures income (loss) from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT’s historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or capitalized in prior periods. IDT’s Adjusted EBITDA, which is exclusive of depreciation and amortization, is a useful indicator of its current performance.

Severance expense is excluded from the calculation of Adjusted EBITDA, non-GAAP net income (loss), and non-GAAP EPS. Severance expense is reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

Other operating gain (expense), net, which is a component of income (loss) from operations, is excluded from the calculation of Adjusted EBITDA, non-GAAP net income (loss), and non-GAAP EPS. Other operating gain (expense), net includes a gain from the write-off of a contingent consideration liability, legal fees net of insurance claims related to Straight Path Communications Inc.’s stockholders’ putative class action and derivative complaint, and expense for the indemnification of a net2phone cable telephony customer related to patent infringement claims brought against the customer. From time-to-time, IDT may have gains or incur costs related to non-routine legal and other matters, however, these various items generally do not occur each quarter. IDT believes the gain and losses from these non-routine matters are not components of IDT’s or the relevant segment’s core operating results.

Stock-based compensation recognized by IDT and other companies may not be comparable because of the variety of types of awards as well as the various valuation methodologies and subjective assumptions that are permitted under GAAP. Stock-based compensation is excluded from IDT’s calculation of non-GAAP net income (loss) and non-GAAP EPS because management believes this allows investors to make more meaningful comparisons of the operating results per share of IDT’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for IDT for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Adjusted EBITDA, non-GAAP net income (loss), and non-GAAP EPS should be considered in addition to, not as a substitute for, or superior to, income (loss) from operations, cash flow from operating activities, net income (loss), basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurements of Adjusted EBITDA, non-GAAP net income (loss), and non-GAAP EPS may not be comparable to similarly titled measures reported by other companies.

Following are reconciliations of Adjusted EBITDA, non-GAAP net income (loss), and non-GAAP EPS to the most directly comparable GAAP measure, which are, (a) for Adjusted EBITDA, income (loss) from operations for IDT’s reportable segments and net income (loss) for IDT on a consolidated basis, (b) for non-GAAP net income (loss), net income (loss), and (c) for non-GAAP EPS, diluted earnings (loss) per share.

IDT Corporation

Reconciliation of Net Income to Adjusted EBITDA

(unaudited) in millions. Figures may not foot or cross-foot due to rounding to millions

	Total IDT Corporation	Traditional Communica-tions	net2phone	NRS	Fintech	Corporate
Three Months Ended October 31, 2022 (1Q23)
Net income attributable to IDT Corporation	$11.0
Adjustments:
Net income attributable to noncontrolling interests	1.6
Net income	12.6
Provision for income taxes	4.3
Income before income taxes	16.9
Interest income, net	(0.5)
Other expense, net	3.8
Income (loss) from operations	20.2	$17.3	$(1.1)	$5.2	$1.5	$(2.7)
Depreciation and amortization	4.8	2.3	1.4	0.5	0.6	-
Severance	0.1	0.1	-	-	-	-
Other operating gain, net	(0.8)	-	-	-	(1.6)	0.8
Adjusted EBITDA	$24.3	$19.7	$0.3	$5.7	$0.5	$(1.9)

	Total IDT Corporation	Traditional Communica-tions	net2phone	NRS	Fintech	Corporate
Three Months Ended July 31, 2022 (4Q22)
Net income attributable to IDT Corporation	$17.2
Adjustments:
Net income attributable to noncontrolling interests	0.7
Net income	18.0
Benefit from income taxes	-
Income before income taxes	18.0
Interest expense, net	0.1
Other expense, net	1.1
Income (loss) from operations	19.2	$18.0	$(1.8)	$6.7	$(1.9)	$(1.9)
Depreciation and amortization	4.8	2.4	1.4	0.4	0.6	-
Other operating expense, net	0.1	-	-	-	-	0.1
Adjusted EBITDA	$24.1	$20.5	$(0.4)	$7.1	$(1.3)	$(1.7)

IDT Corporation

Reconciliation of Net Loss to Adjusted EBITDA

(unaudited) in millions. Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Traditional Communica-tions	net2phone	NRS	Fintech	Corporate
Three Months Ended October 31, 2022 (1Q22)
Net loss attributable to IDT Corporation	$(2.4)
Adjustments:
Net income attributable to noncontrolling interests	0.1
Net loss	(2.3)
Benefit from income taxes	(0.1)
Loss before income taxes	(2.4)
Interest income, net	-
Other expense, net	16.2
Income (loss) from operations	13.8	$20.3	$(4.2)	$1.3	$(1.6)	$(2.1)
Depreciation and amortization	4.4	2.4	1.3	0.2	0.5	-
Other operating expense, net	0.1	-	-	-	-	0.1
Adjusted EBITDA	$18.4	$22.8	$(2.9)	$1.5	$(1.0)	$(2.0)

IDT Corporation

Reconciliations of Net Income (Loss) to Non-GAAP Net Income (Loss) and Earnings (Loss) per share to Non-GAAP EPS

(unaudited) in millions, except per share data. Figures may not foot due to rounding to millions.

	1Q23	4Q22	1Q22

Net income (loss) attributable to IDT Corporation	$11.0	$17.2	$(2.5)
Adjustments (add) subtract:
Stock-based compensation	(0.6)	(0.1)	(0.3)
Severance expense	(0.1)	(0.1)	-
Other operating gain (expense), net	0.8	(0.1)	(0.1)
Total adjustments	0.1	(0.3)	(0.4)
Income tax effect of total adjustments	-	-	(0.1)
	(0.1)	0.3	0.3
Non-GAAP net income (loss)	$10.9	$17.5	$(2.2)

Earnings (loss) per share:
Basic	$0.43	$0.66	$(0.10)
Total adjustments	-	0.01	0.02
Non-GAAP - basic	$0.43	$0.67	$(0.08)

Weighted-average number of shares used in calculation of basic earnings (loss) per share	25.6	26.0	25.6

Diluted	$0.43	$0.66	$(0.10)
Total adjustments	-	0.01	0.02
Non-GAAP - diluted	$0.43	$0.67	$(0.08)

Weighted-average number of shares used in calculation of diluted earnings (loss) per share	25.6	26.1	25.6

($ in thousands)	Reconciliation of Income (Loss) from Operations to Adjusted EBITDA Figures may not foot due to rounding to thousands
	1Q21	2Q21	3Q21	4Q21	1Q22	2Q22	3Q22	4Q22	1Q23

NRS
(Loss) income from Operations	$(317)	$(635)	$305	$394	$1,347	$2,058	$1,078	$6,725	$5,231
Additions:
Depreciation and amortization	$113	$138	$168	$100	$160	$183	$207	$355	$478
Adjusted EBITDA	$(204)	$(497)	$474	$495	$1,507	$2,241	$1,285	$7,080	$5,709

Fintech
Income (loss) from Operations	$3,227	$279	$(1,436)	$(4,017)	$(1,595)	$(2,271)	$(1,112)	$(1,909)	$1,511
Additions (Subtractions):
Depreciation and amortization	$344	$361	$377	$433	$509	$534	$578	$610	$621
Severance					$38	$22
Other operating (gain) expense, net			$(45)	$412			$(13)	$(7)	$(1,598)
Adjusted EBITDA	$3,571	$640	$(1,104)	$(3,171)	$(1,048)	$(1,715)	$(546)	$(1,306)	$534

net2phone
(Loss) from Operations	$(3,880)	$(3,658)	$(3,965)	$(3,958)	$(4,193)	$(2,866)	$(2,257)	$(1,817)	$(1,056)
Additions (Subtractions):
Depreciation and amortization	$1,087	$1,198	$1,402	$1,367	$1,328	$1,260	$1,343	$1,443	$1,352
Other operating expense (gain), net		$100				$(293)
Adjusted EBITDA	$(2,793)	$(2,360)	$(2,563)	$(2,591)	$(2,865)	$(1,899)	$(913)	$(374)	$296

Traditional Comms
Income from Operations	$16,083	$19,232	$20,083	$26,629	$20,328	$19,897	$17,579	$18,022	$17,263
Additions (Subtractions):
Depreciation and amortization	$2,931	$2,747	$2,459	$2,464	$2,429	$2,381	$2,361	$2,356	$2,321
Severance	$113	$143	$184	$13		$8		$49	$100
Other operating expense (gain), net	$554	$(1,613)	$56	$30	$26	$13	$33	$31	$11
Adjusted EBITDA	$19,681	$20,509	$22,781	$29,136	$22,783	$22,299	$19,973	$20,458	$19,695

Corporate
(Loss) from Operations	$(1,864)	$(2,294)	$(1,115)	$(2,121)	$(2,110)	$(3,004)	$(1,960)	$(1,852)	$(2,724)
Additions (Subtractions):
Depreciation and amortization	$18	$20	$19	$19	$20	$20	$19	$18	$18
Other operating (gain) expense, net	$(302)	$305	$(605)	$376	$63	$721	$158	$93	$787
Adjusted EBITDA	$(2,147)	$(1,969)	$(1,702)	$(1,725)	$(2,027)	$(2,262)	$(1,783)	$(1,741)	$(1,919)

*Explanation of Key Performance Metrics

NRS’ Monthly Average Recurring Revenue per Terminal is a financial metric. Monthly Average Recurring Revenue per Terminal is calculated by dividing NRS’ recurring revenue by the average number of active POS terminals during the period. NRS’ recurring revenue is NRS’ revenue in accordance with GAAP excluding revenue from POS terminal sales. The average number of active POS terminals is calculated by adding the beginning and ending number of active POS terminals during the period and dividing by two. NRS’ recurring revenue divided by the average number of active POS terminals is divided by three when the period is a fiscal quarter. Monthly Average Recurring Revenue per Terminal is useful for comparisons of NRS’ revenue per customer to prior periods and to competitors and others in the market, as well as for forecasting future revenue from the customer base.

BOSS Money’s Average Revenue per Transaction is also a financial metric. Average Revenue per Transaction is calculated by dividing BOSS Money’s revenue in accordance with GAAP by the number of transactions during the period. Average Revenue per Transaction is useful for comparisons of BOSS Money’s revenue per transaction to prior periods and to competitors and others in the market, as well as for forecasting future revenue based on transaction trends.

net2phone’s subscription revenue is its revenue in accordance with GAAP excluding its equipment revenue and revenue generated by a legacy SIP trunking offering in Brazil. net2phone’s cloud communications offerings are priced on a per-seat basis, with customers paying based on the number of users in their organization. The number of seats served and subscription revenue trends and comparisons between periods are used in the analysis of net2phone’s revenues and direct cost of revenues are strong indications of the top-line growth and performance of the business.

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